Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements present the pro forma effect of the acquisition of FUNimation Productions, Ltd. and The FUNimation Store, Ltd. (together “FUNimation”) by Navarre Corporation (“the Company” or “Navarre”) on Navarre’s historical financial position and results of operations using the purchase method of accounting. The acquisition was effective May 11, 2005. The fiscal year of Navarre ends on March 31 of each year, and the fiscal year of FUNimation ends on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of March 31, 2005 is based on the assumption that the FUNimation acquisition had occurred as of that date. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2005 is based on the assumption that the FUNimation acquisition had occurred at the beginning of the period presented, after giving effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial data.

     The following unaudited pro forma condensed combined balance sheet as of March 31, 2005 has been derived from Navarre’s audited consolidated balance sheet as of March 31, 2005 and FUNimation’s unaudited consolidated balance sheet as of March 31, 2005. The unaudited pro forma condensed combined statements of income for the year ended March 31, 2005 have been derived from Navarre’s audited consolidated statement of operations for the year ended March 31, 2005 and FUNimation’s audited combined statement of operations for the year ended December 31, 2004.

     The unaudited pro forma condensed consolidated financial data and allocation of purchase price are based on assumptions, estimates and adjustments which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma adjustments represent our preliminary determinations of these adjustments and are based on available information and certain assumptions we consider reasonable under the circumstances. Final amounts could differ from those set forth herein and are subject to finalization of a third party valuation.

     The unaudited pro forma condensed combined financial statements may not be indicative of the results of operations that would have been achieved if the FUNimation acquisition had occurred on the dates indicated or which we may achieve in the future.

     The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with the historical financial information of FUNimation included with this filing on Form 8-K/A and Navarre’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended March 31, 2005.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of March 31, 2005

	Historical		Pro Forma
	Navarre	FUNimation	Adjustments		Combined
		(In thousands)
Assets
Current assets:
Cash and cash equivalents	$15,519	$6,892	$33,383	(1)	$55,794
Note receivable, related parties	2,700	—	—		2,700
Accounts and royalty receivable, net	94,003	11,257	—		105,260
Inventories	40,593	10,702	—		51,295
Prepaid expenses and other current assets	10,028	17	—		10,045
Deferred tax assets	7,250	—	—		7,250

Total current assets	170,093	28,868	33,383		232,344
Property and equipment, net	8,081	1,978	—		10,059
Other assets:
Note receivable, related parties	200	—	—		200
Goodwill	9,832	—	80,459	(2)	90,291
Intangible assets, net	5,174	—	—		5,174
Other assets	4,422	22,647	2,917	(3)	29,986

Total assets	$197,802	$53,493	$116,759		$368,054

Liabilities and Shareholders’ Equity
Current liabilities:
Capital lease obligation – short term	$84	$—	$—		$84
Accounts payable	96,146	1,917	—		98,063
Income taxes payable	8	—	—		8
Accrued expenses	14,664	14,190	—		28,854

Total current liabilities	110,902	16,107	—		127,009

Long term debt	—	—	140,000	(4)	140,000
Capital lease obligation – long term	237	—	—		237
Deferred compensation	4,000	—	—		4,000
Deferred tax liabilities	1,957	—	—		1,957

Total liabilities	117,096	16,107	140,000		273,203

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value	123,445	—	14,145	(5)	137,590
Partner’s capital	—	37,386	(37,386	)(6)	—
Accumulated deficit	(42,739)	—	—		(42,739)

Total shareholders’ equity	80,706	37,386	(23,241)		94,851

Total liabilities and shareholders’ equity	$197,802	$53,493	$116,759		$368,054

The accompanying notes are an integral part of this unaudited pro forma condensed combined balance sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2005

(1)	Represents the remaining net proceeds from debt financing (see Note 4 below), after payment of $100.4 million cash portion of the purchase price for the FUNimation acquisition and costs related to the FUNimation acquisition.

(2)	Represents goodwill associated with the FUNimation acquisition, calculated as follows:

Total purchase price:
Cash consideration	$100,400
Common stock issued	14,145
Costs associated with the transaction	3,300

$117,845

Less historical net assets acquired, including:
Current assets	(28,868)
Property and equipment	(1,978)
Identifiable intangibles	(22,647)
Plus liabilities assumed	16,107

Preliminary amount of purchase price assigned to goodwill	$80,459

The final allocation of consideration to acquired intangible assets is subject to an independent appraisal and final analysis of the fair market value of individual items acquired.

The final allocation of the purchase price is also subject to the determination of the total equity value of FUNimation as of the closing date of the FUNimation acquisition and final settlement of the account receivables holdback adjustment in accordance with the terms of the FUNimation acquisition agreement. We expect the FUNimation total equity value determination to be finalized during the six months following the closing of the FUNimation acquisition, and we expect the accounts receivable holdback amount, less any amount retained by us, to be released to the FUNimation sellers within 120 days following the closing of the FUNimation acquisition. Any adjustments made as a result of the FUNimation total equity value and the holdback adjustment could result in a change in goodwill of up to $5.0 million.

The above purchase price does not reflect additional consideration of up to $17.0 million in cash that may be owed to the FUNimation sellers if certain financial targets relating to the FUNimation business are met during the five-year period following the closing of the FUNimation acquisition.

(3)	Represents costs related to the debt agreement to finance the FUNimation acquisition.

(4)	Represents the proceeds from debt financing which consists of a Term Loan B sub-facility and a Term Loan C sub-facility. The facility amounts will be repaid at an annual rate of $5.0 million plus interest, an annual payment based on a percentage of free cash flow as defined by the debt agreement, and a balloon payment at the end of the term. The Term Loan B sub-facility expires in May 2011 and the Term Loan C sub-facility expires in November 2011. The net proceeds were used to pay the $100.4 million cash portion of the purchase price for the FUNimation acquisition and for general working capital needs.

(5)	The actual number of shares to be issued in connection with the FUNimation acquisition were determined by dividing $25.0 million by the average volume-weighted price of our common stock for the 20-trading day period immediately preceding the closing date of the FUNimation acquisition, subject to a minimum of 1,495,216 shares and a maximum of 1,827,486 shares. The maximum 1,827,486 shares of Common Stock were issued at $7.74.

(6)	Represents the elimination of the FUNimation partners’ capital upon closing of the FUNimation acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended March 31, 2005

	Historical	Historical	Pro Forma		Pro Forma
(In thousands, except for per share amounts)	Navarre	FUNimation(1)	Adjustment		Combined
Net sales	$596,263	$72,393	$—		$668,656
Cost of sales	505,151	31,491	—		536,642

Gross profit	91,112	40,902	—		132,014
Operating expenses:
Selling and marketing	21,483	3,770	—		25,253
Distribution and warehousing	8,840	261	—		9,101
General and administrative	44,934	6,501	—		51,435
Depreciation and amortization	3,521	232	—		3,753

	78,778	10,764	—		89,542

Income from operations	12,334	30,138	—		42,472
Other income (expense):
Interest expense	(778)	(320)	(12,066	)(2)	(13,164)
Interest income	565	—	—		565
Other income (expense)	(65)	—	—		(65)

Income before income taxes	12,056	29,818	(12,066)		29,808
Income tax benefit (expense)(3)	492	—	(6,036)		(5,544)

Net income	$12,548	$29,818	$(18,102)		$24,264

Basic income per share	$0.47				$0.85

Diluted income per share	$0.44				$0.79

Basic weighted average common shares outstanding	26,830				28,657 (4)

Diluted weighted average common shares outstanding	28,782				30,609 (4)

(1)	Historical FUNimation financial information is for the year ended December 31, 2004.

(2)	Adjusts for interest expense at a pro forma rate of 8.5% related to the $140.0 million of Term B notes related to the FUNimation acquisition and amortization of debt issuance costs of $2,917,000 amortized over six years.

(3)	In the historical period set forth above, Navarre had net operating loss carryforwards that offset all or a significant portion of its taxable income. The pro formas were prepared assuming such net operating loss carryforwards were fully utilized in the pro forma period. Accordingly, the pro formas include a provision for pro forma income tax expense assuming an effective tax rate of 37% for Navarre and an effective tax rate of 34% for FUNimation. The difference in assumed tax rates for Navarre and FUNimation results from a higher combined federal and state income tax rate applicable to Navarre. At April 1, 2004, we had $11.0 million of net operating loss carryforwards and, at March 31, 2005, we had no deferred tax asset valuation allowance.

(4)	Represents the issuance of 1,827,486 shares of Navarre common stock in connection with the FUNimation acquisition. Per the purchase agreement, the actual number of shares issued was determined by dividing $25.0 million by the average volume-weighted price of our common stock for the 20-trading day period immediately prior to the closing date of the transaction, subject to a minimum of 1,495,216 shares and a maximum of 1,827,486 shares.